Exhibit 3.1

CERTIFICATE ELIMINATING REFERENCE

TO

SERIES A PREFERRED STOCK

FROM

RESTATED CERTIFICATE OF INCORPORATION

OF

JOS. A. BANK CLOTHIERS, INC.

Pursuant to Section 151(g) of the General Corporation Law
of the State of Delaware

The undersigned, in order to eliminate reference to the Series A Preferred Stock from the Restated Certificate of Incorporation of the Company, as amended, pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, do hereby certify as follows:

FIRST:  The name of the corporation is:

JOS. A. BANK CLOTHIERS, INC. (the “Company”)

SECOND:  This certificate relates to the Certificate of Designation of Series A Preferred Stock of Jos. A. Bank Clothiers, Inc. filed with the Secretary of State of Delaware on September 22, 1997, which sets forth a resolution adopted by the Company’s Board of Directors providing for the designation, amount, voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock.

THIRD:  The Board of Directors of the Company has adopted the following resolutions:

RESOLVED, that none of the authorized shares of the Series A Preferred Stock, par value $1.00 per share, of the Company (“Series A Preferred Stock”), designated pursuant to the Certificate of Designation of Series A Preferred Stock filed with the Secretary of State of Delaware on September 22, 1997 are outstanding;

RESOLVED FURTHER, that no shares of the Series A Preferred Stock will be issued subject to the aforementioned Certificate of Designation;

RESOLVED FURTHER, that upon expiration of the rights agreement dated as of September 19, 1997 between the Company and Continental Stock Transfer &

Trust Company and the rights thereunder, a certificate setting forth these resolutions (the “Certificate of Elimination”) be executed, which shall have the effect, when filed with the Secretary of State of Delaware pursuant to Section 151(g) of the General Corporation Law of the State of Delaware, of eliminating from the Company’s Restated Certificate of Incorporation, as amended (the “Charter”), all matters set forth in the Charter with respect to the Series A Preferred Stock;

RESOLVED FURTHER, the Company’s Authorized Officers be, and each of them hereby is, authorized, directed and empowered to execute, deliver, certify and file, on behalf and in the name of the Company, the Certificate of Elimination to effect the elimination from the Charter of all matters set forth in the Certificate of Designation with respect to the Series A Preferred Stock, and such other certificates and documents as may be required;

FOURTH:  As a result of the foregoing, the Series A Preferred Stock has been eliminated.

IN WITNESS WHEREOF, I hereunto sign my name this 20th day of September, 2007.

/s/ Charles D. Frazer
Charles D. Frazer
Senior Vice President-General Counsel